Exhibit 99(a)
NASD: BOKF

BOK Financial Reports Quarterly Earnings of $62 million or $0.88 Per Share in the First Quarter

CEO Commentary
"While this quarter showcased the momentum with which we entered 2020, I am most proud of the resiliency and flexibility of our employees as we navigate this difficult time," said Steven G. Bradshaw, president, and chief executive officer. "The extreme health concerns surrounding the COVID-19 virus have created a rapidly changing work environment for our 5,000 employees, and the continued health and safety for them and their families remains our top objective. We also embrace the responsibility we have to our many clients and the communities in which we serve to maintain our high standards of customer service and community engagement. The culture of collaboration and commitment our employees have worked hard to build for many years has really revealed itself during this turbulent period. I could not be more proud of the compassion our employees have shown for our customers and those in need. This is the sustaining core of our BOKF culture."

Bradshaw continued, "While the second and third quarters of 2020 will certainly pose unprecedented economic challenges, we continue to be an organization focused on the long-term. We expect our business revenue diversity along with proven credit underwriting in all lending segments to serve as our foundation for continued shareholder value going forward.”

COVID-19 Pandemic Response

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We have implemented our cross-functional crisis management team led by our Chief Human Resources Officer and Chief Risk Officer. This team has focused on ensuring employee and customer safety while continuing to meet customer needs. We have implemented social distancing measures within our internal and external operations. Employees are working from home as able, we have split remaining employees across multiple locations, and we have closed banking center lobbies and converted to drive-thru and by appointment only.

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We have implemented programs to help our customers through this uncertain time. We are actively participating in programs initiated by the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"), including the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") that began on April 3, 2020 and Mortgage Forbearance program. As of April 17, 2020, we have processed approximately 4,700 PPP applications and currently have SBA approval for $1.8 billion. We have the ability to fund PPP loans through the Federal Reserve's PPP liquidity facility. We are also evaluating participating in the Main Street Lending Program. We are waiving fees on excessive savings and money market account withdrawals as well as overdraft protection transfer fees for automatic transfers between linked accounts at BOKF through May 31, 2020. Further, we are waiving loan payment late fees on consumer loan payments, mortgage accounts and small business loans in April 2020.

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We have enhanced our benefits to support our employees as they navigate changes in their working environment. We are providing a temporary child care reimbursement program for those employees that need assistance because of school closures and have also added incremental paid time off hours for employees. We expanded our telemedicine options to deliver medical and behavioral health services at no cost. Further, we have enacted premium pay for certain non-exempt employees who must remain in the office.

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We are closely monitoring our loan portfolio for effects related to COVID-19. Exposure to highly affected industries include, but are not limited to, oil and gas, entertainment and leisure, and senior housing. Energy loan balances comprise 18 percent of total loans, senior housing comprises 11 percent, and entertainment and leisure comprises approximately 8 percent. While our liquidity remains strong, we have enhanced daily monitoring of liquidity by tracking deposit inflows and outflows by customer, analyzing loan advances by segment, optimizing our borrowing capacity at the Federal Home Loan Bank, and increasing our collateral at the Federal Reserve Discount Window, among other things.

First Quarter 2020 Financial Highlights

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Net income was $62.1 million or $0.88 per diluted share for the first quarter of 2020 and $110.4 million or $1.56 per diluted share for the fourth quarter of 2019. The first quarter of 2020 included a pre-tax provision for expected credit losses of $93.8 million compared to a pre-tax provision for incurred credit losses of $19.0 million in the prior quarter. The Company adopted the current expected credit loss ("CECL") model on January 1, 2020.

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Net interest revenue totaled $261.4 million, a decrease of $8.9 million. Net interest margin was 2.80 percent compared to 2.88 percent in the fourth quarter of 2019. The Federal Reserve reduced the federal funds rate by 1.50 percent in two rate cuts in March 2020.

•	Fees and commissions revenue totaled $192.7 million, an increase of $13.3 million. Falling mortgage interest rates increased mortgage banking revenue and related trading activity.

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Operating expense decreased $20.2 million to $268.6 million. Personnel expense decreased $12.2 million, largely due to a decrease in incentive compensation expense, partially offset by a seasonal increase in employee benefits expense. Non-personnel expense decreased $7.9 million compared to the fourth quarter of 2019 led by decreases in business promotion and mortgage banking expenses.

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The allowance for loan losses totaled $315 million or 1.40 percent of outstanding loans at March 31, 2020. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $344 million or 1.53 percent of outstanding loans at March 31, 2020. At December 31, 2019, the allowance for loan losses was $211 million or 0.97 percent of outstanding loans. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $212 million or 0.98 percent of outstanding loans.

•	Average loans decreased $293 million to $21.9 billion. Period-end loans increased $713 million to $22.5 billion.

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Average deposits increased $1.1 billion to $28.2 billion and period-end deposits increased $1.6 billion to $29.2 billion, primarily due to a combination of our continued focus on growing core customer deposits, inflows from external money funds, and seasonal inflows.

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The company's common equity Tier 1 capital ratio was 10.98 percent at March 31, 2020. In addition, the company's Tier 1 capital ratio was 10.98 percent, total capital ratio was 12.58 percent, and leverage ratio was 8.16 percent at March 31, 2020. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL. At December 31, 2019, the company's common equity Tier 1 capital ratio was 11.39 percent, Tier 1 capital ratio was 11.39 percent, total capital ratio was 12.94 percent, and leverage ratio was 8.40 percent.

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The company repurchased 442,000 shares at an average price of $75.52 per share in the first quarter of 2020 and 280,000 shares at an average price of $81.59 in the fourth quarter of 2019. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Net Interest Revenue
Net interest revenue was $261.4 million for the first quarter of 2020, an $8.9 million decrease compared to the fourth quarter of 2019. Discount accretion on acquired loans totaled $4.1 million for the first quarter of 2020 and $5.8 million for the prior quarter.
Average earning assets increased $291 million compared to the fourth quarter of 2019. Available for sale securities increased $331 million as we continue to position our balance sheet for the current rate environment. Fair value option securities, held as an economic hedge of the changes in fair value of our mortgage servicing rights, increased $272 million. Interest-bearing cash and cash equivalents increased $148 million. Average loan balances decreased $293 million. In addition, receivables from unsettled securities sales, primarily related to our U.S. agency residential mortgage-backed trading operations, increased $1.1 billion. Growth in average earning assets and non-interest bearing receivables was largely funded by a $1.5 billion increase in interest-bearing deposits.
Net interest margin was 2.80 percent compared to 2.88 percent in the previous quarter. While the Federal Reserve reduced the federal funds rate in multiple rates cuts in the latter half of 2019 and first quarter of 2020, LIBOR has remained elevated relative to the rate cuts. This, combined with our ability to move deposit costs down, has preserved a large portion of our margin.
The yield on average earning assets was 3.73 percent, a 20 basis point decrease from the prior quarter. The loan portfolio yield was 4.50 percent, down 25 basis points. The yield on the available for sale securities portfolio decreased 4 basis points to 2.48 percent while the yield on interest-bearing cash and cash equivalents decreased 29 basis points.
Funding costs were 1.19 percent, down 21 basis points. The cost of interest-bearing deposits decreased 11 basis points to 0.98 percent. The cost of other borrowed funds was down 36 basis points to 1.47 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 26 basis points for the first quarter of 2020 compared to 35 basis points for the fourth quarter of 2019.

Fees and Commissions Revenue
Fees and commissions revenue totaled $192.7 million for the first quarter of 2020, an increase of $13.3 million over the fourth quarter of 2019.
Declining interest rates increased mortgage banking revenue and related trading activity. Mortgage banking revenue increased $11.8 million or 46 percent. Mortgage loan production volume increased 65 percent and the gain on sale margin increased 62 basis points to 2.06 percent. Brokerage and trading revenue increased $6.9 million to $50.8 million. Revenue from mortgage trading activity increased $15.0 million over the previous quarter. Mortgage trading revenue was partially offset by widening spreads that decreased the quarter-end fair value of asset-backed and municipal securities.
Fiduciary and asset management revenue remained relatively consistent with the prior quarter, even given the current economic environment. Approximately a third of the assets are currently exposed to equities. This diversification, combined with strong sales efforts, has continued to produce strong results during this time.

Other revenue decreased $3.0 million, primarily due to lower revenue from repossessed oil and gas properties. Other operating expense related to these properties decreased by a comparable amount.

Operating Expense
Total operating expense was $268.6 million for the first quarter of 2020, a decrease of $20.2 million compared to the fourth quarter of 2019.
Personnel expense decreased $12.2 million. Incentive compensation decreased $13.6 million, largely due to a decrease in deferred compensation, which is partially offset by a decrease in the value of related investments included in Other gains (losses). Cash based incentive compensation was down $4.7 million, primarily due to annual incentives incurred in the fourth quarter. Regular compensation decreased $2.2 million. The fourth quarter included approximately $2.0 million in severance costs due to realignment of personnel. Employee benefits increased $3.6 million as a seasonal increase in payroll taxes and retirement plan expenses was partially offset by a decrease in employee healthcare costs.
Non-personnel expense decreased $7.9 million compared to the fourth quarter of 2019. Mortgage banking costs decreased $3.7 million due to a reduction of mortgage servicing rights amortization. Business promotion expense decreased $2.6 million due to a seasonal decrease in advertising costs combined with reduced travel costs largely as a result of the current pandemic. The fourth quarter of 2019 included a $2.0 million charitable contribution to the BOKF Foundation, which provides support to many nonprofit partners in our communities.

Loans, Deposits and Capital
Loans
Outstanding loans were $22.5 billion at March 31, 2020, up $713 million over December 31, 2019.
Outstanding commercial loan balances grew by $764 million or 5 percent over December 31, 2019. Advances on existing commercial revolving lines of credit in the first quarter represented $751 million of this increase, due to both seasonal factors and customer responses to the COVID-19 pandemic. Although the primary source of repayment of our commercial loan portfolio is the on-going cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
General business loans increased $371 million to $3.6 billion or 16 percent of total loans. General business loans includes $2.0 billion of wholesale/retail loans and $698 million of manufacturing loans.
Energy loan balances increased $138 million to $4.1 billion or 18 percent of total loans. Supporting the energy industry has been a hallmark of the Company for over a century. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending.

Demand declines related to the COVID-19 pandemic coupled with the OPEC Plus production conflict have led to price declines of current spot and future oil prices. Approximately 62 percent of committed production loans are secured by properties primarily producing oil. The remaining 38 percent is secured by properties primarily producing natural gas, which are not as significantly impacted by the recent downturn. As we have said in the past, the duration of the downturn is a more significant factor affecting performance than the level of prices. If drivers of this decline are short term, meaning less than twelve months, then our expected losses in the portfolio will not be overly impactful to the company.
We also conduct quarterly stress tests of our energy borrowers with more than 50 percent funding on their lines of credit and all criticized loans using a price deck discounted at 20 percent. This stress test helps us identify potential issues, although the most recent test resulted in no surprises once hedging was taken into consideration. Of all the energy customers that we stress test, which makes up 92 percent of production loans outstanding, 95 percent of our customers have some level of hedging in the 12-month range and many of them carry into the 24-month range. We believe our disciplined underwriting approach and doing business with high-quality borrowers will work to weather this downturn as we have previous downturns.
Healthcare sector loan balances increased $131 million to $3.2 billion or 14 percent of total loans. Our healthcare sector loans primarily consist of $2.4 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities that serves to help diversify risks specific to a single facility. The remaining balance is composed of hospitals and other medical service providers impacted by a deferral of elective procedures to ensure adequate protective equipment and ventilators for those providing acute care to virus patients. The CARES Act does include multiple revenue enhancement measures for both hospitals and skilled nursing facilities as they manage through the risks of the virus.
Services loan balances increased $124 million to $4.0 billion or 18 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, educational services, consumer services and commercial services.

Our services and general business loans include areas we consider to be more exposed to the economic slowdown as a result of the social distancing measures in place to combat the COVID-19 pandemic such as entertainment and recreation, retail, hotels, churches, airline travel, and higher education that are dependent on large social gatherings to remain profitable. This represents approximately 8 percent of our total portfolio. This risk may be further mitigated as some of these borrowers participate in the Paycheck Protection Program. We will continue to monitor these areas closely in the coming months.
Commercial real estate loan balances were largely unchanged compared to December 31, 2019 and represent 20 percent of total loans at March 31, 2020. Loans secured by other commercial real estate properties increased $107 million to $564 million. Loans secured by office buildings increased $34 million to $962 million. Loans secured by industrial facilities decreased $128 million to $728 million. Multifamily residential loans are our largest exposure in commercial real estate loans totaling $1.3 billion at March 31, 2020. Loans secured by retail facilities were $774 million at March 31, 2020. Loans secured by retail facilities are clearly the most vulnerable to the impacts of measures being taken to hinder the spread of the virus, the extent of which is dependent upon the duration of various governmental orders and adjustments in consumer behavior after these orders are lifted. While office and multifamily may also be impacted, we believe our geographic footprint will help in the long term because of strong in-migration over time.

Loans to individuals decreased $68 million, including a $38 million decrease in home equity loans and a $26 million decrease in personal loans. Loans to individuals represent 14 percent of total loans at March 31, 2020.
Deposits
Period-end deposits totaled $29.2 billion at March 31, 2020, a $1.6 billion increase over December 31, 2019. Strong deposit growth was driven by a combination of our continued focus on growing core customer deposits, inflows from external money funds, and seasonal inflows. Interest-bearing transaction account balances grew by $1.2 billion and demand deposit balances increased $360 million. Average deposits were $28.2 billion at March 31, 2020, an increase of $1.1 billion compared to December 31, 2019. Total interest-bearing transaction deposits increased $1.5 billion, partially offset by a decrease in demand deposits of $380 million.
Capital
The company's common equity Tier 1 capital ratio was 10.98 percent at March 31, 2020. In addition, the company's Tier 1 capital ratio was 10.98 percent, total capital ratio was 12.58 percent, and leverage ratio was 8.16 percent at March 31, 2020. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. At December 31, 2019, the company's common equity Tier 1 capital ratio was 11.39 percent, Tier 1 capital ratio was 11.39 percent, total capital ratio was 12.94 percent, and leverage ratio was 8.40 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 8.39 percent at March 31, 2020 and 8.98 percent at December 31, 2019. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.

The company repurchased 442,000 shares at an average price of $75.52 per share in the first quarter of 2020 and 280,000 shares at an average price of $81.59 in the fourth quarter of 2019. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
The Company adopted FASB Accounting Standard Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Assets Measured at Amortized Cost ("CECL") on January 1, 2020 through a pre-tax cumulative-effect adjustment to equity of $61.4 million. CECL requires recognition of expected credit losses on assets carried at amortized cost over their expected lives. The previous incurred loss model incorporated only known information as of the balance sheet date. CECL uses models to measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.

The provision for credit losses was $93.8 million for the first quarter of 2020, with $99.3 million related to lending activity. Changes in our reasonable and supportable forecasts of macroeconomic variables, primarily due to the impact of the COVID-19 pandemic, oil price declines, and other assumptions, required a provision of $66.2 million. All other changes totaled $33.1 million, which included portfolio changes of $15.9 million and net charge-offs of $17.2 million.
Our base case reasonable and supportable forecast includes a 20 percent decrease in GDP and an 8.3 percent civilian unemployment rate in the second quarter of 2020. Our forward twelve month forecast through the first quarter of 2021 assumes a 4.6 percent decrease in GDP and a 6.5 percent civilian unemployment rate. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of March 2020, $25.10 per barrel for delivery in the second quarter of 2020 and increasing to $34.73 per barrel for delivery in the first quarter of 2021. Our downside reasonable and supportable forecast reflects a more severe and prolonged disruption in economic activity than the base case and includes a 30 percent decrease in GDP and a 9.5 percent civilian unemployment rate in the second quarter of 2020. Our forward twelve month forecast through the first quarter of 2021 assumes a 10.9 percent decrease in GDP and an 8.0 percent civilian unemployment rate. WTI oil prices are projected to range from $19.10 per barrel for delivery in the second quarter of 2020 to $31.73 per barrel for delivery in the first quarter of 2021.

The allowance for loan losses totaled $315 million or 1.40 percent of outstanding loans and 199 percent of nonaccruing loans at March 31, 2020, excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $344 million or 1.53 percent of outstanding loans and 217 percent of nonaccruing loans at March 31, 2020. The combined allowance for credit losses attributed to energy was 2.43 percent of outstanding energy loans at March 31.

At December 31, 2019, the allowance for loan losses was $211 million or 0.97 percent of outstanding loans and 121 percent of nonaccruing loans, excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $212 million or 0.98 percent of outstanding loans and 121 percent of nonaccruing loans.
Nonperforming assets totaled $292 million or 1.30 percent of outstanding loans and repossessed assets at March 31, 2020, compared to $294 million or 1.35 percent at December 31, 2019. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $195 million or 0.87 percent of outstanding loans and repossessed assets at March 31, 2020, compared to $195 million or 0.90 percent at December 31, 2019.
Nonaccruing loans were $163 million or 0.73 percent of outstanding loans at March 31, 2020. Nonaccruing commercial loans totaled $119 million or 0.80 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $8.5 million or 0.19 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $36 million or 1.12 percent of outstanding loans to individuals.
Nonaccruing loans decreased $18 million from December 31, 2019, primarily due to a $19 million decrease in nonaccruing commercial real estate loans. Nonaccruing energy loans increased $4.7 million. New nonaccruing loans identified in the first quarter totaled $30 million, offset by $8.9 million in payments received, $19 million in charge-offs and $18 million of foreclosures.

Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $293 million at March 31, compared to $160 million at December 31. The increase largely resulted from energy and service sector loans.
Net charge-offs were $17.2 million or 0.31 percent of average loans on an annualized basis for the first quarter of 2020, compared to $12.5 million or 0.22 percent of average loans on an annualized basis for the fourth quarter of 2019. Net charge-offs were 0.24 percent of average loans over the last four quarters. Gross charge-offs were $18.9 million for the first quarter compared to $14.3 million for the previous quarter. Recoveries totaled $1.7 million for the first quarter of 2020 and $1.8 million for the fourth quarter of 2019.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $12.7 billion at March 31, 2020, a $1.4 billion increase compared to December 31, 2019. At March 31, 2020, the available for sale securities portfolio consisted primarily of $9.3 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $3.4 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At March 31, 2020, the available for sale securities portfolio had a net unrealized gain of $436 million compared to $138 million at December 31, 2019.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities increased $605 million to $1.7 billion at March 31, 2020.
The net economic benefit of the changes in fair value of mortgage servicing rights and related economic hedges was $2.6 million during the first quarter of 2020. The magnitude of declines in mortgage rates resulted in an $88.5 million decrease in the fair value of mortgage servicing rights. However, our securities and derivatives hedges held as the economic hedge offset that decrease by $86.8 million. We also had $4.3 million of related net interest revenue.

Conference Call and Webcast

The company will hold a conference call at 9 a.m. Central time on Wednesday, April 22, 2020 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-6671 and referencing conference ID # 13701466.

About BOK Financial Corporation
BOK Financial Corporation is a $47 billion regional financial services company headquartered in Tulsa, Oklahoma with $76 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Milwaukee and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of March 31, 2020 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,”  “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99(b)

BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (In thousands)

	Mar. 31, 2020	Dec. 31, 2019
ASSETS
Cash and due from banks	$670,500	$735,836
Interest-bearing cash and cash equivalents	302,577	522,985
Trading securities	2,110,585	1,623,921
Investment securities, net of allowance	272,576	293,418
Available for sale securities	12,694,277	11,269,643
Fair value option securities	1,703,238	1,098,577
Restricted equity securities	390,042	460,552
Residential mortgage loans held for sale	204,720	182,271
Loans:
Commercial	14,795,975	14,031,650
Commercial real estate	4,450,085	4,433,783
Loans to individuals	3,217,910	3,285,554
Total loans	22,463,970	21,750,987
Allowance for loan losses	(315,311)	(210,759)
Loans, net of allowance	22,148,659	21,540,228
Premises and equipment, net	546,093	535,519
Receivables	207,341	231,811
Goodwill	1,048,091	1,048,091
Intangible assets, net	121,807	125,271
Mortgage servicing rights	110,828	201,886
Real estate and other repossessed assets, net	36,744	20,359
Derivative contracts, net	922,716	323,375
Cash surrender value of bank-owned life insurance	391,006	389,879
Receivable on unsettled securities sales	2,171,881	1,020,404
Other assets	1,065,481	547,995
TOTAL ASSETS	$47,119,162	$42,172,021

LIABILITIES AND EQUITY
Deposits:
Demand	$9,821,582	$9,461,291
Interest-bearing transaction	16,596,292	15,391,752
Savings	593,805	550,276
Time	2,232,473	2,217,849
Total deposits	29,244,152	27,621,168
Funds purchased and repurchase agreements	4,583,768	3,818,350
Other borrowings	5,529,554	4,527,055
Subordinated debentures	275,942	275,923
Accrued interest, taxes and expense	309,236	259,701
Due on unsettled securities purchases	537,709	182,547
Derivative contracts, net	1,213,445	251,128
Other liabilities	391,196	372,230
TOTAL LIABILITIES	42,085,002	37,308,102
Shareholders' equity:
Capital, surplus and retained earnings	4,694,956	4,750,872
Accumulated other comprehensive gain	331,292	104,923
TOTAL SHAREHOLDERS' EQUITY	5,026,248	4,855,795
Non-controlling interests	7,912	8,124
TOTAL EQUITY	5,034,160	4,863,919
TOTAL LIABILITIES AND EQUITY	$47,119,162	$42,172,021

AVERAGE BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
ASSETS
Interest-bearing cash and cash equivalents	$721,659	$573,203	$500,823	$535,491	$537,903
Trading securities	1,690,104	1,672,426	1,696,568	1,757,335	1,968,399
Investment securities, net of allowance	282,265	298,567	308,090	328,482	343,282
Available for sale securities	11,664,521	11,333,524	10,747,439	9,435,668	8,883,054
Fair value option securities	1,793,480	1,521,528	1,553,879	898,772	594,349
Restricted equity securities	429,133	479,687	476,781	413,812	395,432
Residential mortgage loans held for sale	129,708	203,535	203,319	192,102	145,040
Loans:
Commercial	14,452,851	14,344,534	14,507,185	14,175,057	13,966,521
Commercial real estate	4,346,886	4,532,649	4,652,534	4,656,861	4,602,149
Loans to individuals	3,143,286	3,358,817	3,253,199	3,172,487	3,197,395
Total loans	21,943,023	22,236,000	22,412,918	22,004,405	21,766,065
Allowance for loan losses	(250,338)	(205,417)	(201,714)	(205,532)	(206,092)
Loans, net of allowance	21,692,685	22,030,583	22,211,204	21,798,873	21,559,973
Total earning assets	38,403,555	38,113,053	37,698,103	35,360,535	34,427,432
Cash and due from banks	669,369	690,806	717,338	703,294	705,411
Derivative contracts, net	376,621	311,542	331,834	328,802	262,927
Cash surrender value of bank-owned life insurance	390,009	388,012	385,190	384,974	382,538
Receivable on unsettled securities sales	3,046,111	1,973,604	1,742,794	1,437,462	1,224,700
Other assets	2,834,953	2,736,337	2,705,089	2,629,710	2,669,673
TOTAL ASSETS	$45,720,618	$44,213,354	$43,580,348	$40,844,777	$39,672,681

LIABILITIES AND EQUITY
Deposits:
Demand	$9,232,859	$9,612,533	$9,759,710	$9,883,965	$9,988,088
Interest-bearing transaction	16,159,654	14,685,385	13,131,542	12,512,282	11,931,539
Savings	563,821	554,605	557,122	558,738	541,575
Time	2,239,234	2,247,717	2,251,800	2,207,391	2,153,277
Total deposits	28,195,568	27,100,240	25,700,174	25,162,376	24,614,479
Funds purchased and repurchase agreements	3,815,941	4,120,610	3,106,163	2,066,950	2,033,036
Other borrowings	6,542,325	6,247,194	8,125,023	7,175,617	7,040,279
Subordinated debentures	275,932	275,916	275,900	275,887	275,882
Derivative contracts, net	379,342	276,078	300,051	283,484	273,786
Due on unsettled securities purchases	960,780	784,174	745,893	821,688	453,937
Other liabilities	642,764	561,654	547,144	460,732	501,788
TOTAL LIABILITIES	40,812,652	39,365,866	38,800,348	36,246,734	35,193,187
Total equity	4,907,966	4,847,488	4,780,000	4,598,043	4,479,494
TOTAL LIABILITIES AND EQUITY	$45,720,618	$44,213,354	$43,580,348	$40,844,777	$39,672,681

STATEMENTS OF EARNINGS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019

Interest revenue	$348,937	$376,074
Interest expense	87,577	97,972
Net interest revenue	261,360	278,102
Provision for credit losses	93,771	8,000
Net interest revenue after provision for credit losses	167,589	270,102
Other operating revenue:
Brokerage and trading revenue	50,779	31,617
Transaction card revenue	21,881	20,738
Fiduciary and asset management revenue	44,458	43,358
Deposit service charges and fees	26,130	28,243
Mortgage banking revenue	37,167	23,834
Other revenue	12,309	12,762
Total fees and commissions	192,724	160,552
Other gains (losses), net	(10,741)	2,976
Gain on derivatives, net	18,420	4,667
Gain on fair value option securities, net	68,393	9,665
Change in fair value of mortgage servicing rights	(88,480)	(20,666)
Gain on available for sale securities, net	3	76
Total other operating revenue	180,319	157,270
Other operating expense:
Personnel	156,181	169,228
Business promotion	6,215	7,874
Professional fees and services	12,948	16,139
Net occupancy and equipment	26,061	29,521
Insurance	4,980	4,839
Data processing and communications	32,743	31,449
Printing, postage and supplies	4,272	4,885
Net losses and operating expenses of repossessed assets	1,531	1,996
Amortization of intangible assets	5,094	5,191
Mortgage banking costs	10,545	9,906
Other expense	8,054	6,129
Total other operating expense	268,624	287,157

Net income before taxes	79,284	140,215
Federal and state income taxes	17,300	29,950

Net income	61,984	110,265
Net loss attributable to non-controlling interests	(95)	(347)
Net income attributable to BOK Financial Corporation shareholders	$62,079	$110,612

Average shares outstanding:
Basic	70,123,685	71,387,070
Diluted	70,130,166	71,404,388

Net income per share:
Basic	$0.88	$1.54
Diluted	$0.88	$1.54

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Capital:
Period-end shareholders' equity	$5,026,248	$4,855,795	$4,829,016	$4,709,438	$4,522,873
Risk weighted assets	$32,973,242	$31,673,425	$32,159,139	$32,040,741	$31,601,558
Risk-based capital ratios:
Common equity tier 1	10.98%	11.39%	11.06%	10.84%	10.71%
Tier 1	10.98%	11.39%	11.06%	10.84%	10.71%
Total capital	12.58%	12.94%	12.56%	12.34%	12.24%
Leverage ratio	8.16%	8.40%	8.41%	8.75%	8.76%
Tangible common equity ratio[1]	8.39%	8.98%	8.72%	8.69%	8.64%

Common stock:
Book value per share	$71.49	$68.80	$68.15	$66.15	$63.30
Tangible book value per share	54.85	52.17	51.60	49.68	46.82
Market value per share:
High	$87.40	$88.28	$84.35	$88.17	$93.72
Low	$34.57	$71.85	$72.96	$72.60	$72.11
Cash dividends paid	$35,949	$36,011	$35,472	$35,631	$35,885
Dividend payout ratio	57.91%	32.63%	24.94%	25.90%	32.44%
Shares outstanding, net	70,308,532	70,579,598	70,858,010	71,193,770	71,449,982
Stock buy-back program:
Shares repurchased	442,000	280,000	336,713	250,000	705,609
Amount	$33,380	$22,844	$25,937	$20,125	$60,577
Average price per share	$75.52	$81.59	$77.03	$80.50	$85.85

Performance ratios (quarter annualized):
Return on average assets	0.55%	0.99%	1.29%	1.35%	1.13%
Return on average equity	5.10%	9.05%	11.83%	12.02%	10.04%
Net interest margin	2.80%	2.88%	3.01%	3.30%	3.30%
Efficiency ratio	58.62%	63.65%	59.31%	59.51%	64.80%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$5,026,248	$4,855,795	$4,829,016	$4,709,438	$4,522,873
Less: Goodwill and intangible assets, net	1,169,898	1,173,362	1,172,411	1,172,564	1,177,573
Tangible common equity	$3,856,350	$3,682,433	$3,656,605	$3,536,874	$3,345,300

Total assets	$47,119,162	$42,172,021	$43,127,205	$41,893,073	$39,882,962
Less: Goodwill and intangible assets, net	1,169,898	1,173,362	1,172,411	1,172,564	1,177,573
Tangible assets	$45,949,264	$40,998,659	$41,954,794	$40,720,509	$38,705,389

Tangible common equity ratio	8.39%	8.98%	8.72%	8.69%	8.64%

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Other data:
Tax equivalent interest	$2,715	$2,726	$2,936	$3,481	$2,529
Net unrealized gain (loss) on available for sale securities	$435,989	$138,149	$178,060	$131,780	$(2,609)

Mortgage banking:
Mortgage production revenue	$21,570	$9,169	$13,814	$11,869	$7,868

Mortgage loans funded for sale	$548,956	$855,643	$877,280	$729,841	$510,527
Add: current period-end outstanding commitments	657,570	158,460	379,377	344,087	263,434
Less: prior period end outstanding commitments	158,460	379,377	344,087	263,434	160,848
Total mortgage production volume	$1,048,066	$634,726	$912,570	$810,494	$613,113

Mortgage loan refinances to mortgage loans funded for sale	57%	57%	56%	31%	30%
Gain on sale margin	2.06%	1.44%	1.51%	1.46%	1.28%

Mortgage servicing revenue	$15,597	$16,227	$16,366	$16,262	$15,966
Average outstanding principal balance of mortgage loans serviced for others	20,416,546	20,856,446	21,172,874	21,418,690	21,581,835
Average mortgage servicing revenue rates	0.31%	0.31%	0.31%	0.30%	0.30%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$18,371	$(4,714)	$3,742	$11,128	$4,432
Gain (loss) on fair value option securities, net	68,393	(8,328)	4,597	9,853	9,665
Gain (loss) on economic hedge of mortgage servicing rights	86,764	(13,042)	8,339	20,981	14,097
Gain (loss) on changes in fair value of mortgage servicing rights	(88,480)	9,297	(12,593)	(29,555)	(20,666)
Loss on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(1,716)	(3,745)	(4,254)	(8,574)	(6,569)
Net interest revenue on fair value option securities[2]	4,268	1,544	1,245	1,296	1,129
Total economic cost of changes in the fair value of mortgage servicing rights, net of economic hedges	$2,552	$(2,201)	$(3,009)	$(7,278)	$(5,440)

[2]	Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and per share data)

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Interest revenue	$348,937	$369,857	$395,207	$390,820	$376,074
Interest expense	87,577	99,608	116,111	105,388	97,972
Net interest revenue	261,360	270,249	279,096	285,432	278,102
Provision for credit losses	93,771	19,000	12,000	5,000	8,000
Net interest revenue after provision for credit losses	167,589	251,249	267,096	280,432	270,102
Other operating revenue:
Brokerage and trading revenue	50,779	43,843	43,840	40,526	31,617
Transaction card revenue	21,881	22,548	22,015	21,915	20,738
Fiduciary and asset management revenue	44,458	45,021	43,621	45,025	43,358
Deposit service charges and fees	26,130	27,331	28,837	28,074	28,243
Mortgage banking revenue	37,167	25,396	30,180	28,131	23,834
Other revenue	12,309	15,283	17,626	12,437	12,762
Total fees and commissions	192,724	179,422	186,119	176,108	160,552
Other gains (losses), net	(10,741)	(1,649)	4,544	3,480	2,976
Gain (loss) on derivatives, net	18,420	(4,644)	3,778	11,150	4,667
Gain (loss) on fair value option securities, net	68,393	(8,328)	4,597	9,853	9,665
Change in fair value of mortgage servicing rights	(88,480)	9,297	(12,593)	(29,555)	(20,666)
Gain on available for sale securities, net	3	4,487	5	1,029	76
Total other operating revenue	180,319	178,585	186,450	172,065	157,270
Other operating expense:
Personnel	156,181	168,422	162,573	160,342	169,228
Business promotion	6,215	8,787	8,859	10,142	7,874
Charitable contributions to BOKF Foundation	—	2,000	—	1,000	—
Professional fees and services	12,948	13,408	12,312	13,002	16,139
Net occupancy and equipment	26,061	26,316	27,558	26,880	29,521
Insurance	4,980	5,393	4,220	6,454	4,839
Data processing and communications	32,743	31,884	31,915	29,735	31,449
Printing, postage and supplies	4,272	3,700	3,825	4,107	4,885
Net losses and operating expenses of repossessed assets	1,531	2,403	1,728	580	1,996
Amortization of intangible assets	5,094	5,225	5,064	5,138	5,191
Mortgage banking costs	10,545	14,259	14,975	11,545	9,906
Other expense	8,054	6,998	6,263	8,212	6,129
Total other operating expense	268,624	288,795	279,292	277,137	287,157
Net income before taxes	79,284	141,039	174,254	175,360	140,215
Federal and state income taxes	17,300	30,257	32,396	37,580	29,950
Net income	61,984	110,782	141,858	137,780	110,265
Net income (loss) attributable to non-controlling interests	(95)	430	(373)	217	(347)
Net income attributable to BOK Financial Corporation shareholders	$62,079	$110,352	$142,231	$137,563	$110,612

Average shares outstanding:
Basic	70,123,685	70,295,899	70,596,307	70,887,063	71,387,070
Diluted	70,130,166	70,309,644	70,609,924	70,902,033	71,404,388
Net income per share:
Basic	$0.88	$1.56	$2.00	$1.93	$1.54
Diluted	$0.88	$1.56	$2.00	$1.93	$1.54

LOANS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (In thousands)

	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Commercial:
Energy	$4,111,676	$3,973,377	$4,114,269	$3,921,353	$3,705,099
Healthcare	3,165,096	3,033,916	3,032,968	2,926,510	2,915,885
Services	3,955,748	3,832,031	4,011,089	4,105,117	4,090,646
General business	3,563,455	3,192,326	3,266,299	3,383,928	3,250,345
Total commercial	14,795,975	14,031,650	14,424,625	14,336,908	13,961,975

Commercial real estate	4,450,085	4,433,783	4,626,057	4,710,033	4,600,651

Loans to individuals:
Permanent mortgage	1,844,555	1,886,378	1,925,539	1,975,449	1,999,312
Permanent mortgages guaranteed by U.S. government agencies	197,889	197,794	191,764	195,373	193,308
Personal	1,175,466	1,201,382	1,117,382	1,037,889	1,003,734
Total loans to individuals	3,217,910	3,285,554	3,234,685	3,208,711	3,196,354

Total	$22,463,970	$21,750,987	$22,285,367	$22,255,652	$21,758,980

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Texas:
Commercial	$6,350,690	$6,174,894	$6,220,227	$5,877,265	$5,754,018
Commercial real estate	1,296,266	1,259,117	1,292,116	1,341,609	1,344,810
Loans to individuals	756,634	727,175	749,361	673,463	662,721
Total Texas	8,403,590	8,161,186	8,261,704	7,892,337	7,761,549

Oklahoma:
Commercial	3,886,086	3,454,825	3,690,100	3,762,234	3,551,054
Commercial real estate	593,473	631,026	679,786	717,970	665,190
Loans to individuals	1,788,518	1,854,864	1,753,698	1,786,162	1,792,188
Total Oklahoma	6,268,077	5,940,715	6,123,584	6,266,366	6,008,432

Colorado:
Commercial	2,181,309	2,169,598	2,247,798	2,325,742	2,231,703
Commercial real estate	955,608	927,826	975,066	1,023,410	957,348
Loans to individuals	268,674	276,939	303,605	314,317	307,534
Total Colorado	3,405,591	3,374,363	3,526,469	3,663,469	3,496,585

Arizona:
Commercial	1,396,582	1,307,073	1,276,534	1,330,415	1,335,140
Commercial real estate	714,161	728,832	771,425	761,243	791,466
Loans to individuals	181,821	186,539	170,815	168,019	160,848
Total Arizona	2,292,564	2,222,444	2,218,774	2,259,677	2,287,454

Kansas/Missouri:
Commercial	556,255	527,872	566,969	602,836	667,859
Commercial real estate	310,799	322,541	374,795	331,443	327,870
Loans to individuals	116,734	131,069	146,522	155,453	157,391
Total Kansas/Missouri	983,788	981,482	1,088,286	1,089,732	1,153,120

New Mexico:
Commercial	327,164	305,320	335,409	350,520	342,915
Commercial real estate	434,150	402,148	374,331	385,058	371,416
Loans to individuals	87,110	90,257	92,270	92,626	96,391
Total New Mexico	848,424	797,725	802,010	828,204	810,722

Arkansas:
Commercial	97,889	92,068	87,588	87,896	79,286
Commercial real estate	145,628	162,293	158,538	149,300	142,551
Loans to individuals	18,419	18,711	18,414	18,671	19,281
Total Arkansas	261,936	273,072	264,540	255,867	241,118

TOTAL BOK FINANCIAL	$22,463,970	$21,750,987	$22,285,367	$22,255,652	$21,758,980

Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Oklahoma:
Demand	$3,669,558	$3,257,337	$3,515,312	$3,279,360	$3,432,239
Interest-bearing:
Transaction	9,955,697	8,574,912	7,447,799	7,020,484	6,542,548
Savings	329,631	306,194	308,103	307,785	309,875
Time	1,137,802	1,125,446	1,198,170	1,253,804	1,217,371
Total interest-bearing	11,423,130	10,006,552	8,954,072	8,582,073	8,069,794
Total Oklahoma	15,092,688	13,263,889	12,469,384	11,861,433	11,502,033

Texas:
Demand	2,767,399	2,757,376	2,867,915	2,970,340	2,964,600
Interest-bearing:
Transaction	2,874,362	2,911,731	2,589,063	2,453,187	2,385,001
Savings	115,039	102,456	100,597	103,125	101,849
Time	505,565	495,343	464,264	425,253	419,269
Total interest-bearing	3,494,966	3,509,530	3,153,924	2,981,565	2,906,119
Total Texas	6,262,365	6,266,906	6,021,839	5,951,905	5,870,719

Colorado:
Demand	1,579,764	1,729,674	1,694,044	1,621,820	1,897,547
Interest-bearing:
Transaction	1,759,384	1,769,037	1,910,874	1,800,271	1,844,632
Savings	58,000	53,307	60,107	57,263	58,919
Time	279,105	283,517	273,622	246,198	261,235
Total interest-bearing	2,096,489	2,105,861	2,244,603	2,103,732	2,164,786
Total Colorado	3,676,253	3,835,535	3,938,647	3,725,552	4,062,333

New Mexico:
Demand	750,052	623,722	645,698	630,861	662,362
Interest-bearing:
Transaction	563,891	558,493	539,260	557,881	573,203
Savings	67,553	63,999	62,863	62,636	61,497
Time	235,778	238,140	236,135	232,569	228,212
Total interest-bearing	867,222	860,632	838,258	853,086	862,912
Total New Mexico	1,617,274	1,484,354	1,483,956	1,483,947	1,525,274

Arizona:
Demand	665,396	681,268	705,895	704,144	697,381
Interest-bearing:
Transaction	729,603	684,929	600,103	560,861	622,039
Savings	8,832	10,314	12,487	11,966	12,144
Time	47,081	49,676	44,347	43,099	44,004
Total interest-bearing	785,516	744,919	656,937	615,926	678,187
Total Arizona	1,450,912	1,426,187	1,362,832	1,320,070	1,375,568

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Kansas/Missouri:
Demand	318,985	384,533	376,020	431,856	410,799
Interest-bearing:
Transaction	537,552	784,574	284,940	310,774	361,590
Savings	12,888	12,169	11,689	13,125	13,815
Time	19,137	17,877	19,126	19,205	19,977
Total interest-bearing	569,577	814,620	315,755	343,104	395,382
Total Kansas/Missouri	888,562	1,199,153	691,775	774,960	806,181

Arkansas:
Demand	70,428	27,381	39,513	29,176	31,624
Interest-bearing:
Transaction	175,803	108,076	149,506	148,485	147,964
Savings	1,862	1,837	1,747	1,783	1,785
Time	8,005	7,850	7,877	7,810	8,321
Total interest-bearing	185,670	117,763	159,130	158,078	158,070
Total Arkansas	256,098	145,144	198,643	187,254	189,694

TOTAL BOK FINANCIAL	$29,244,152	$27,621,168	$26,167,076	$25,305,121	$25,331,802

NET INTEREST MARGIN TREND -- UNAUDITED BOK FINANCIAL CORPORATION

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	1.33%	1.62%	2.42%	2.57%	2.56%
Trading securities	2.89%	3.19%	3.49%	3.59%	3.88%
Investment securities, net of allowance	4.73%	4.69%	4.46%	4.41%	4.50%
Available for sale securities	2.48%	2.52%	2.60%	2.63%	2.57%
Fair value option securities	2.67%	2.62%	2.79%	3.34%	3.62%
Restricted equity securities	5.49%	5.37%	6.34%	6.30%	6.42%
Residential mortgage loans held for sale	3.50%	3.55%	3.73%	3.65%	4.58%
Loans	4.50%	4.75%	5.12%	5.39%	5.26%
Allowance for loan losses
Loans, net of allowance	4.55%	4.80%	5.17%	5.45%	5.31%
Total tax-equivalent yield on earning assets	3.73%	3.93%	4.25%	4.51%	4.46%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.89%	1.00%	1.08%	1.04%	0.94%
Savings	0.09%	0.11%	0.14%	0.12%	0.12%
Time	1.83%	1.94%	1.94%	1.90%	1.80%
Total interest-bearing deposits	0.98%	1.09%	1.17%	1.13%	1.04%
Funds purchased and repurchase agreements	1.14%	1.56%	2.01%	2.08%	2.07%
Other borrowings	1.66%	2.01%	2.42%	2.67%	2.68%
Subordinated debt	5.30%	5.40%	5.48%	5.53%	5.50%
Total cost of interest-bearing liabilities	1.19%	1.40%	1.68%	1.70%	1.66%
Tax-equivalent net interest revenue spread	2.54%	2.53%	2.57%	2.81%	2.80%
Effect of noninterest-bearing funding sources and other	0.26%	0.35%	0.44%	0.49%	0.50%
Tax-equivalent net interest margin	2.80%	2.88%	3.01%	3.30%	3.30%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$96,448	$91,722	$88,894	$71,632	$35,332
Healthcare	4,070	4,480	5,978	16,148	18,768
Services	8,425	7,483	6,119	10,087	9,555
General business	9,681	11,731	10,715	25,528	26,703
Total commercial	118,624	115,416	111,706	123,395	90,358

Commercial real estate	8,545	27,626	23,185	21,670	21,508

Loans to individuals:
Permanent mortgage	30,721	31,522	30,972	31,734	33,463
Permanent mortgage guaranteed by U.S. government agencies	5,005	6,100	6,332	6,743	6,946
Personal	277	287	271	237	302
Total loans to individuals	36,003	37,909	37,575	38,714	40,711

Total nonaccruing loans	$163,172	$180,951	$172,466	$183,779	$152,577
Accruing renegotiated loans guaranteed by U.S. government agencies	91,757	92,452	92,718	95,989	91,787
Real estate and other repossessed assets	36,744	20,359	21,026	16,940	17,139
Total nonperforming assets	$291,673	$293,762	$286,210	$296,708	$261,503
Total nonperforming assets excluding those guaranteed by U.S. government agencies	194,911	195,210	187,160	193,976	162,770

Accruing loans 90 days past due[2]	3,706	7,680	1,541	2,698	610

Gross charge-offs	$18,917	$14,268	$11,707	$13,227	$11,775
Recoveries	(1,696)	(1,816)	(1,066)	(5,503)	(1,689)
Net charge-offs	$17,221	$12,452	$10,641	$7,724	$10,086

Provision for loan losses	$95,964	$18,779	$12,539	$4,918	$7,969
Provision for credit losses from off-balance sheet unfunded loan commitments	3,377	221	(539)	82	31
Provision for expected credit losses from mortgage banking acitivities[1]	(6,020)	—	—	—	—
Provision for credit losses related to held-to maturity (investment) securities portfolio[1]	450	—	—	—	—
Total provision for credit losses	$93,771	$19,000	$12,000	$5,000	$8,000

Allowance for loan losses to period end loans	1.40%	0.97%	0.92%	0.91%	0.94%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.53%	0.98%	0.92%	0.92%	0.95%
Nonperforming assets to period end loans and repossessed assets	1.30%	1.35%	1.28%	1.33%	1.20%
Net charge-offs (annualized) to average loans	0.31%	0.22%	0.19%	0.14%	0.19%
Allowance for loan losses to nonaccruing loans[2]	199.35%	120.54%	123.05%	114.40%	141.00%

CREDIT QUALITY INDICATORS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[2]	217.38%	121.44%	123.87%	115.48%	142.25%

[1]	Included in Provision for credit losses effective with implementation of CECL on January 1, 2020.

[2]	Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

SEGMENTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended				Change
Commercial Banking	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	[1]	1Q20 vs 4Q19	1Q20 vs 1Q19
Net interest revenue	$151,407	$162,240	$150,571		(6.7)%	0.6%
Fees and commissions revenue	41,459	43,357	38,046		(4.4)%	9.0%
Other operating expense	60,752	69,290	50,627		(12.3)%	20.0%
Corporate expense allocations	8,905	11,176	9,455		(20.3)%	(5.8)%
Net income	74,975	82,019	85,521		(8.6)%	(12.3)%

Average assets	24,687,976	24,346,565	19,937,878		1.4%	23.8%
Average loans	18,812,015	19,100,101	15,988,843		(1.5)%	17.7%
Average deposits	11,907,386	11,419,558	8,261,543		4.3%	44.1%

Consumer Banking
Net interest revenue	$43,932	$43,176	$51,102		1.8%	(14.0)%
Fees and commissions revenue	55,062	44,884	42,821		22.7%	28.6%
Other operating expense	54,793	59,702	53,821		(8.2)%	1.8%
Corporate expense allocations	10,487	11,798	11,900		(11.1)%	(11.9)%
Net income	27,408	8,287	15,337		230.7%	78.7%

Average assets	9,850,853	9,772,710	8,371,683		0.8%	17.7%
Average loans	1,711,703	1,730,467	1,750,642		(1.1)%	(2.2)%
Average deposits	6,869,481	6,974,453	6,544,665		(1.5)%	5.0%

Wealth Management
Net interest revenue	$18,904	$21,826	$28,256		(13.4)%	(33.1)%
Fees and commissions revenue	97,881	92,729	73,256		5.6%	33.6%
Other operating expense	78,192	74,688	61,507		4.7%	27.1%
Corporate expense allocations	8,265	9,296	8,360		(11.1)%	(1.1)%
Net income	22,573	22,863	23,719		(1.3)%	(4.8)%

Average assets	12,723,412	11,225,207	9,328,986		13.3%	36.4%
Average loans	1,705,735	1,667,278	1,448,718		2.3%	17.7%
Average deposits	7,623,986	7,301,391	5,659,771		4.4%	34.7%
Fiduciary assets	47,053,101	52,352,135	46,401,149		(10.1)%	1.4%
Assets under management or administration	75,783,829	82,740,961	78,852,284		(8.4)%	(3.9)%
1    Acquired assets and liabilities were allocated to segments in the second quarter of 2019.